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                          CERTIFICATE OF INCORPORATION
                                       OF
                               SENDX MEDICAL, INC.


                                ARTICLE I - NAME

     The name of the Corporation is SenDx Medical, Inc.


                     ARTICLE II - REGISTERED OFFICE AND AGENT

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent at that address is The Corporation Trust Company.


                             ARTICLE III - PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time.


                       ARTICLE IV - AUTHORIZED CAPITAL

     The Corporation is authorized to issue one class of shares to be designated "Common Stock." The total number of shares of Common Stock authorized is 50,000,000, $.001 par value.



               ARTICLE V - LIMITATION OF DIRECTORS' LIABILITY

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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                            ARTICLE VI - INCORPORATOR

     The name and address of the Incorporator of the Corporation is as follows:

               Jeffrey B. Coyne, Esq.
               660 Newport Center Drive
               Suite 1600
               Newport Beach, California 92660-6441


     I, THE UNDERSIGNED, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereunto set my hand this 9th day of May, 1996.


                                       JEFFREY B. COYNE
                                       ---------------------------------------
                                       Jeffrey B. Coyne, Incorporator































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